Exhibit 10.25
*Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment which has been filed separately with the SEC

LICENSE AND SUPPLY AGREEMENT
by and between
GASTRO-ENTERO LOGIC, LLC,
and
CUMBERLAND PHARMACEUTICALS INC.
Dated as of November 16, 2015
This LICENSE AND SUPPLY AGREEMENT (“Agreement”) is entered into this 16th day of November, 2015 (“Effective Date”), by and between Cumberland Pharmaceuticals Inc., a Tennessee corporation having a place of business at 2525 West End Avenue, Suite 950, Nashville, TN 37203 (“CPI”) and Gastro-Entero Logic, LLC, a Delaware limited liability company, having a registered office located at 3500 South DuPont Highway, Dover, County of Kent, Delaware, 19901 (“GEL”). CPI and GEL are referred to herein collectively as the “Parties” and sometimes individually as a “Party”.
RECITALS:
WHEREAS, GEL controls certain patents, know-how and other rights related to the Product (as defined below);
WHEREAS, GEL believes that a license and supply arrangement with CPI regarding the Product would be desirable and CPI believes that CPI’s participation in this arrangement with GEL would be of economic benefit to both Parties;
WHEREAS, CPI wishes to obtain the exclusive right to commercialize the Product in the Territory and GEL desires to grant such an exclusive right to CPI, pursuant to the terms and subject to the conditions set forth in this Agreement.
WHEREAS, in consideration of the foregoing recitals, the mutual representations, warranties and covenants contained herein, and other good and valuable consideration, the Parties agree as follows:

SECTION 1. DEFINITIONS
1.1.    Interpretation and Construction. The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided in this Agreement, the word “including” does not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” Unless otherwise expressly provided in this Agreement, the terms “shall have responsibility for”, “shall be responsible for” or the like, shall be deemed to be followed by “and shall be obligated to duly carry out such responsibility.”
1.2.    Definitions. As used herein, the following terms shall have the following meanings:
1.2.1    “Act” means, as applicable, the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. §§ 301 et seq.).
1.2.2    “Adverse Drug Experience” means any of: an “adverse drug experience,” a “life-threatening adverse drug experience,” a “serious adverse drug experience,” or an “unexpected adverse drug experience,” as those terms are defined at either 21 C.F.R. §312.32 or 21 C.F.R. §314.80, and any other applicable regulations promulgated by the FDA, as related to the use of the Product which requires reporting to a Regulatory Authority.
1.2.3    “Affiliate” means, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person. “Control” and, with correlative meanings, the terms “controlled by” and “under common control with,” shall mean to possess the power to direct the management or policies of a Person, whether through: (a) direct or indirect beneficial ownership of fifty percent (50%) or more of the voting interest in such entity; (b) the right to appoint fifty percent (50%) or more of the directors or management of such entity; or (c) by contract or otherwise. The Parties acknowledge and agree that under no circumstances shall the term “Affiliate” as defined herein mean as to GEL, for any purpose, any (i) Venture Entity having, directly or indirectly, an interest in or controlling, alone or with others, GEL, or (ii) other Persons in which such Venture Entity have an interest or are controlled by, controlling or are under common control with such Person, unless GEL directly possesses the power to control and direct management of such other Persons.
1.2.4    “Agency” has the meaning set forth in Section 12.1.
1.2.5    “Agreement” has the meaning set forth in the Preamble of this Agreement.
1.2.6    “Annual Net Sales” means the Net Sales achieved by CPI during any Net Sales Fiscal Year.
1.2.7    “API” means the active pharmaceutical ingredient in each Component.
1.2.8    “Applicable Law” means all laws, rules and regulations, including any rules, regulations, guidelines, or other requirements of Regulatory Authorities, applicable to the Development, Commercialization or Supply of the Product, as the case may be, that may be in effect from time to time in the Territory.

1.2.9    “Batch Size” means, for each Net Sales Year, [***] Units for commercial sale or [***] Units for sample distribution or any combination thereof where the amount of individual blisters allocated to Units for commercial sales is in increments of [***]. GEL will use its commercially reasonable efforts to reduce or increase the Batch Size to meet CPI’s reasonable request.
1.2.10    “Branded Royalty Rate” has the meaning set forth in Section 7.4.
1.2.11    “Business Day” means any day on which banking institutions in New York, New York, United States are open for business.
1.2.12    “Calendar Quarter” means the three-month period in any given calendar year ending on March 31, June 30, September 30 and December 31.
1.2.13    “Certificate of Analysis” means a certificate evidencing the analytical tests conducted on a specific lot of Product reflecting that such Product and any Raw Materials used therein conform to the relevant Specifications and setting forth, inter alia, the items tested and test results, and accompanied by all documentation required by Applicable Law and/or a Regulatory Authority to Commercialize the Product in the Territory.
1.2.14    “Certificate of Compliance” means a certificate evidencing that the Product delivered to CPI was manufactured in accordance with cGMP and any applicable Regulatory Approvals.
1.2.15    “cGCP” means the applicable regulatory requirements for current good clinical practices promulgated by the FDA under 21 C.F.R. § 50, as the same may be amended from time to time.
1.2.16    “cGLP” means the applicable regulatory requirements for current good laboratory practices promulgated by the FDA under 21 C.F.R. § 58, as the same may be amended from time to time.
1.2.17    “cGMP” means the applicable regulatory requirements for current good manufacturing practices promulgated by the FDA under 21 C.F.R. §§ 210, 211, as the same may be amended from time to time.
1.2.18    “Commercialization” means any and all activities directed to marketing, promoting, distributing, offering for sale and selling the Product. When used as a verb, “Commercialize” means to engage in Commercialization.
1.2.19     “Commercially Reasonable Efforts” means, with respect to a Party, the efforts and resources which would be used (including, without limitation, the promptness in which such efforts and resources would be applied) by that Party relating to a certain activity or activities, consistent with its normal business practices, which are equivalent to the general level of effort and resources which would be used in the pharmaceutical industry by a company similar in size and scope, with respect to a product having a similar market potential and at a similar stage in life cycle, taking into account, as applicable, the competitiveness of the marketplace and any legal and regulatory issues involved, the profitability of the applicable products and other relevant factors, including technical, legal, scientific, medical, sales performance, and/or marketing factors.
1.2.20     “Competitive Generic Product” has the meaning set forth in Section 7.4.1
1.2.21     “Component” or “Components” means each of, or, if referred to as a group, all of, Omeprazole Delayed-Release Capsules, USP, 20 mg; Clarithromycin Tablets, USP, 500 mg; and Amoxicillin Capsules, USP, 500 mg.
1.2.22     “Confidential Information” has the meaning set forth in Section 9.1
1.2.23     “Control” or “Controlled” means, with respect to any Intellectual Property (as defined below) or other intangible property, the possession (whether by license or ownership, or by control over an Affiliate having possession by license or ownership) by a Party of the ability to grant to the other Party access, a license or sublicense (or all of the foregoing) as provided herein without violating any agreement with any Third Party (as defined below).
1.2.24    “CPI” has the meaning set forth in the Preamble to this Agreement.
1.2.25    “CPI Trademark” means collectively the name and logo of CPI or any of its Affiliates as identified on “Exhibit “B” attached hereto and made a part hereof.
1.2.26    “Detail” means a face-to-face presentation by a sales representative to a physician (or other health care practitioner who is permitted under applicable laws to prescribe the Product) in a setting appropriate for meaningful medical dialogue, during which presentation such sales representative makes a presentation relating to the Product. When used as a verb “Detail” or “Detailing” means to engage in a Detail.
1.2.27    “Development” means pre-clinical and clinical drug development activities that occur prior to or as a condition of Regulatory Approval including, among other things: test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, development-stage manufacturing, cGMP audits, cGCP audits, cGLP audits, analytical method validation, manufacturing process validation, cleaning validation, scale-up, quality assurance/quality control development, statistical analysis and report writing, pre-clinical and clinical studies, regulatory filing submissions and pre-approvals, and regulatory affairs related to the foregoing. When used as a verb, “Develop” means to engage in Development.
1.2.28    “Disclosing Party” has the meaning set forth in Section 9.1.
1.2.29    Intentionally Omitted
1.2.30     Intentionally Omitted
1.2.31    "Distribution Costs" include (a) in-bound freight to receive Product, (b) outbound freight to ship Product, (c) warehouse costs to store Product, and (d) costs charged by a Third Party Logistics company to perform distribution activities.

1.2.32    “Drug Product” means a drug product as defined in 21 C.F.R. § 314.3 for administration to human subjects.
1.2.33    “Effective Date” has the meaning set forth in the Preamble of this Agreement.
1.2.34     “FDA” means the United States Food and Drug Administration, and any of its successor agencies or departments.
1.2.35     “Force Majeure” has the meaning set forth in Section 14.7.
1.2.36    “GAAP” means United States’ generally accepted accounting principles, consistently applied.
1.2.37    “GEL” has the meaning set forth in the Preamble to this Agreement.
1.2.38     “GEL IP” means any and all Intellectual Property and Regulatory Approvals Controlled by GEL or its Affiliates and which are useful or necessary to Manufacture, Develop, Supply or Commercialize the Product.
1.2.39    “GEL Patents” means any and all patents, patent applications, and any and all provisional applications, divisions, continuations, continuations-in-part, reexaminations, extensions, substitutions, renewals, registrations, revalidations, reissues or additions, all inventions disclosed therein, including extensions and complementary or supplementary certificates of protection, of or to any of the aforesaid patents and patent applications, and all foreign counterparts of any, or to any, of the aforesaid patents and patent applications Controlled by GEL or its Affiliates and which are useful or necessary to Manufacture, Develop, Supply or Commercialize the Product.
1.2.40    “GEL Trademark” means collectively the name and logo of GEL or any of its Affiliates as identified on Exhibit “A” attached hereto and by this reference made a part hereof.
1.2.41    “Gross Profit” means, for any period of determination, [***].
1.2.42    “Indemnitee” has the meaning set forth in Section 10.3.1.
1.2.43    “Indemnitor” has the meaning set forth in Section 10.3.1.
1.2.44    “Intellectual Property” means all: (a) all patents, patent applications, and any and all provisional applications, divisions, continuations, continuations-in-part, reexaminations, extensions, substitutions, renewals, registrations, revalidations, reissues or additions, all inventions disclosed therein, including extensions and complementary or supplementary certificates of protection, of or to any of the aforesaid patents and patent applications, and all foreign counterparts of any, or to any, of the aforesaid patents and patent applications; (b) copyrightable works, copyrights in works of authorship of any type, including computer software and industrial designs, registrations and applications for registration thereof; (c) trade secrets, know-how, processes, specifications, product designs, manufacturing information, engineering and other manuals and drawings, standard operating procedures, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, data, research records, supplier lists and similar data and information and other material confidential or proprietary technical, business and other information necessary or useful to Manufacture, Develop, Supply or Commercialize the Product in the Territory, and all rights in any jurisdiction to limit the use or disclosure thereof with respect to the Development, Supply or Commercialization of the Product in the Territory; (d) including with respect to extensions and the like; (e) any and all rights of application regarding any of the foregoing; and (f) as further provided in Section 13.2, rights to sue and recover damages or obtain injunctive relief for infringement, or misappropriation thereof.
1.2.45    “Joint Commercialization Committee” or “JCC” has the meaning set forth in Section 3.1.1.
1.2.46    “Latent Defect” means any instance where: (i) a Product fails to conform to the Specifications, Applicable Law, cGMP, the Quality Agreement and the terms and conditions set forth in this Agreement; and (ii) such failure could not reasonably have been discovered upon receipt and careful inspection of the Product during the Review Period or such failure occurred after the Review Period; and (iii) the assignable cause for such failure can be properly attributed to the actions or omissions of GEL prior to delivery of the Product to CPI.

1.2.47    “Launch Date” means the date of the First Commercial Sale.
1.2.48    “Manufacture” means the process of packaging the Components into Product in accordance with the Specifications, Applicable Law, cGMP, the Quality Agreement and the terms and conditions set forth in this Agreement. When used as a verb, “Manufacture” means to engage in Manufacturing.
1.2.49    “Marketing Expenses” means all costs and expenses incurred in connection with the Commercialization of the Product in the Territory, including, without limitation: (a) marketing, advertising, sampling, and promotional activities; (b) marketing studies; (c) primary and secondary market research; (d) promotional materials; and (e) samples. Marketing Expenses shall not include any deductions allowed under the definition of Net Sales.
1.2.50    “Material Adverse Event” means any event that materially affects the demand of the Product. For purposes of this section, materiality is defined as more than a 20% reduction in prescription demand, as determined by IMS (or comparable) monthly prescription data, from one three-month period to the next.
1.2.51     “NDA” means a new drug application for the Product, including a new drug application filed under Section 505(b)(2) of the Act, 21 U.S.C. § 355(b)(2), which has been filed with the FDA under the Act to obtain Regulatory Approval in the United States, including all amendments and supplements thereto and all documentation submitted to the FDA in connection therewith.
1.2.52    “Net Sales” means, for any period of determination, the aggregate amount invoiced by CPI (or any Affiliate, successor, sublicensee, subcontractor, or agent of CPI) to a Third Party distributor, agent, contractor or end user for the sale of Product during such period less the following amounts: (a) credits, refunds, allowances, charge-backs, rebates, fees, patient vouchers, coupons, reimbursements, and similar payments provided to wholesalers, chains, mass merchandisers, group purchasing organizations and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, other institutions or health care organizations, any governmental, quasi-governmental or regulatory body, agency or authority in respect of any federal, state, provincial and/or local Medicare, Medicaid or similar programs or other customers; (b) credits or discounts related to sales promotions, samples, trade show discounts and stocking allowances and trade volume and cash discounts and rebates (including coupons and government charge-backs) in amounts that are usual and customary; (c) any price adjustments, shelf stock or floor stock adjustments, billing errors, rejected goods, product recalls, damaged goods and returns, allowances, adjustments, reimbursements, Third Party administration fees, distribution services agreement fees allowed or paid to third party distributors, discounts, rebates or other price reductions provided to any customer; (d) any invoiced charge for freight, insurance, handling, or other transportation costs, to the extent included in the gross amount invoiced to the customer; (e) rebates or other price reductions provided any governmental, quasi-governmental or regulatory body, agency or authority in respect of any state or federal Medicare, Medicaid or similar programs; (f) sales, use, value-added, and other like taxes, duties or excises, excluding income tax; and (g) any other mutually agreed upon items that reduce Net Sales as required by GAAP in the United States applied on a consistent basis; it being understood between the Parties that the amounts of any deductions accrued pursuant to clauses (a) through (g) of this Section shall be determined in accordance with GAAP and shall only be deducted once and only to the extent not otherwise deducted from the aggregate amount invoiced. “Net Sales” shall not include revenue received by CPI (or any of its Affiliates) from transactions with an Affiliate, where the Product in question will be resold to an independent Third Party distributor, agent or end user by the Affiliate where such revenue received by the Affiliate from such resale is included in Net Sales. For the avoidance of doubt, distribution of the Product in connection with clinical studies and as samples shall not be included in this definition.
1.2.53    “Net Sales Fiscal Year” has the meaning set forth in Section 7.3.
1.2.54    “Net Sales Milestone” has the meaning set forth in Section 7.3.
1.2.55    “Overpayment” has the meaning set forth in Section 7.10.
1.2.56    “Party” or “Parties” has the meaning set forth in the Preamble to this Agreement.

1.2.57	“Patent Claims” has the meaning set forth in Section 13.3.

1.2.58	“PDM Act” has the meaning set forth in Section 6.11.
1.2.59    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other legal entity or organization, including a government or political subdivision, department or agency of a government.

1.2.60    “Product” means the pharmaceutical product known as Omeclamox-Pak®: Omeprazole, Clarithromycin and Amoxicillin Triple-Therapy Pack, plus any other formulations approved under the Product’s NDA or applicable supplement(s) thereto.

1.2.61	“Quality Agreement” has the meaning set forth in Section 6.13.

1.2.62	“Raw Materials” has the meaning set forth in Section 6.3.

1.2.63	“Recall” has the meaning set forth in Section 12.5.1.

1.2.64	“Recall Expenses” has the meaning set forth in Section 12.5.1.

1.2.65	“Recall Objection Notice” has the meaning set forth in Section 12.5.1.

1.2.66	“Receiving Party” has the meaning set forth in Section 9.1.
1.2.67    “Regulatory Approval” means any approvals (including applications therefor, supplements and amendments including pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority, necessary for the Commercialization, Development, Supply, Manufacture, testing, labeling, packaging, or shipping of the Product in the Territory, including the NDA for the Product.
1.2.68    “Regulatory Authority” means any national, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental authority in the Territory involved in the granting of approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations for the marketing, sale, manufacturing, testing, labeling, packaging, shipping or supply of Drug Products, including the FDA.
1.2.69    “Specifications” means the written specifications for the Product mutually agreed upon by the Parties including, without limitation, the expiry period of such Product and the specifications as set forth in the NDA for the Product. The Specifications, and any modifications or supplements thereto, as are mutually agreed in writing by the Parties from time to time after the Effective Date and during the Term, are hereby incorporated by reference in this Agreement.
1.2.70     “Supply” means the manufacture, processing, testing, storing, labeling and packaging (as specified in this Agreement) for sale and delivery of the Product.

1.2.71	“Supply Failure” has the meaning set forth in Section 6.5.2.

1.2.72	“Term” has the meaning set forth in Section 11.1.
1.2.73    “Territory” means the United States of America and its territories and possessions.
1.2.74    “Third Party” means any Person other than GEL and CPI and their respective Affiliates.

1.2.75	“Third Party Claim” has the meaning set forth in Section 10.3.1.

1.2.76	“Underpayment” has the meaning set forth in Section 7.10.
1.2.77    “Unit” shall, in the case of a Unit for sale, mean a single box containing ten blister cards of the Product and, in the case of a Unit for sample, a single box containing one blister card with a single day treatment, as applicable.
1.2.78    “Venture Entity” shall mean a Person for which its primary business is the investment of capital in other Persons, and shall explicitly exclude any Person that markets, sells, promotes, develops or manufactures Drug Products and any Person for which its primary business is owning or controlling Intellectual Property.

SECTION 2. RIGHTS AND OBLIGATIONS
2.1.    Commercialization License. Subject to the terms and conditions of this Agreement, GEL hereby grants to CPI and its Affiliates, and CPI and its Affiliates accept, an exclusive (even as to GEL and its Affiliates), royalty-bearing, sublicensable (solely in accordance with and subject to, Section 2.4 below) license under GEL’s IP to Commercialize the Product in the Territory in accordance with the terms of this Agreement. Such license shall also include the right to access and use: (a) any and all Product-related clinical and non-clinical data and safety information, (b) applicable domain name registrations and uniform resource locators, and (c) exclusive supplies of trade and sample inventories for sale in the Territory indirectly from third party contract manufacturers. GEL covenants and agrees with CPI that during the Term (or extension or renewal thereof), GEL will not grant, transfer, convey or assign any license or similar right with respect to the Product to any Third Party in the Territory. CPI shall be responsible for the actions of it Affiliates with respect to their activities under the license granted hereunder.
2.2.    Manufacturing Exclusivity. Unless otherwise agreed to in writing by both Parties, GEL will be responsible for the Development and Manufacture of the Product under this Agreement. Notwithstanding the foregoing, in the event GEL is unable to timely supply CPI with Product that conforms with the Specifications, Applicable Law, cGMP, the Quality Agreement and the terms and conditions set forth in this Agreement [***].
2.3.    Trademark Licenses.
2.3.1    Subject to the terms and conditions of this Agreement, CPI hereby grants to GEL, and GEL accepts, a non-exclusive, fully-paid license to use the CPI Trademarks in the Territory solely in conjunction with the labeling and specified packaging of Product and solely as such are approved by CPI.
2.3.2    Subject to the terms and conditions of this Agreement, GEL hereby grants to CPI, and CPI accepts, a non-exclusive, non-transferable (except in accordance with Section 2.4), fully-paid, perpetual license to use the GEL Trademarks in the Territory, to the extent required, solely in conjunction with the Product and solely as such are approved by GEL.

2.4.    CPI Sublicensing or Subcontracting to Third Parties. CPI shall have the right to sublicense or subcontract to any Third Party any of CPI’s rights and responsibilities under this Agreement with the prior written consent of GEL, such consent not to be unreasonably withheld. CPI shall be responsible for each such sublicensee’s or subcontractor’s performance of CPI’s obligations under this Agreement.
2.5.    Marking of Promotional Materials. Subject to Section 2.3.2, the label for the Product shall be a CPI label in accordance with CPI’s customary practices. All promotional materials, package inserts or outserts and packaging for the Product or samples of Product used during the Term shall be consistent with the label of the Product. Neither Party shall have any rights to the other Party’s trademarks, names or logos for any use other than as contemplated in this Agreement.
2.6.    Exclusivity. Except as set forth in this Agreement, the Parties agree that they shall not, directly, or indirectly (whether through an Affiliate, Third Party or otherwise), in the Territory during the Term, make, have made, use, develop, import/export, register, file, promote, market, manufacture, distribute, offer to sell, sell or otherwise Commercialize: (a) the Product or (b) any competitive H. Pylori product having the same Components, or assist any Third Party in the foregoing with respect to 2.6(a) or (b) above.
SECTION 3. COMMITTEES

3.1	Joint Commercialization Committee.
3.1.1    Within sixty (60) days after the Effective Date the Parties shall establish a Joint Commercialization Committee (“JCC”), which shall provide a forum for open communication between the Parties regarding Product Commercialization activities, and which shall be responsible for such matters related to Commercialization of the Products in the Territory as may be described below. The JCC shall consist of two (2) individuals from each of the Parties. Each Party shall have the right at any time and from time to time to designate a replacement, on a permanent or temporary basis, for any or all of its previously-designated members of the JCC. CPI shall appoint one of its designees to serve as the Chair of the JCC. The JCC shall meet at least once per Calendar Quarter, and more frequently as mutually agreed by the Parties, on such dates and at such places and times as the Parties shall agree. The Party hosting any JCC meeting shall appoint one person (who need not be a member of the JCC) to attend the meeting and record the minutes of the meeting in writing. Such minutes shall be circulated to the members of the JCC in a time frame to be agreed upon by the JCC after the meeting and the members agree to review and comment on such minutes in a time frame to be agreed upon by the JCC. The Parties agree to use Commercially Reasonable Efforts to promptly finalize any dispute regarding minutes of any meeting.
3.1.2    CPI agrees to keep the JCC reasonably informed in respect of its Commercialization of the Product in the Territory pursuant to its authority and responsibility set forth in Section 5.1, and in particular CPI shall: (a) provide the JCC with copies of CPI’s annual Product marketing plans on a quarterly basis, information regarding CPI’s Commercialization strategy, and updates regarding the foregoing and the progress of CPI’s Commercialization activities; (b) promptly advise the JCC of any unforeseen material problems or delays encountered since the date of its last report in connection with the Commercialization activities; and (c) provide GEL as soon as reasonably practicable with such other documentation and information as GEL’s JCC members may reasonably request in writing from time to time with respect to the status of the Commercialization activities and progress. CPI will reasonably and in good faith consider any comments and recommendations provided pursuant to this Section that the JCC may have with respect to the Commercialization of the Product.
3.1.3    The JCC shall: (a) review and make recommendations (or decline to make recommendations), regarding the overall progress of the Commercialization of the Product, managed care strategy and managed care access regarding the Product; and (b) perform such other activities and discharge such other responsibilities as may be assigned to the JCC by the Parties pursuant to this Agreement or as may be mutually agreed upon in writing by the Parties from time to time. CPI will reasonably and in good faith consider any comments and recommendations that the JCC may have pursuant to this Section with respect to the Commercialization of the Product.
3.1.4    The JCC shall establish the initial WAC and AWP for the Product based on information provided by CPI. CPI shall not make changes to the WAC or the AWP without consulting with and receiving approval of the JCC. CPI shall have the discretion to apply discounts to AWP in the ordinary course of business; provided that these discounts will be reviewed periodically by the JCC.
3.1.5    The JCC has no decision-making authority except as expressly set forth herein. All decisions of the JCC shall be made by unanimous vote or unanimous written consent of both Parties, with each Party having, collectively among its respective designees, one vote in all decisions. The members of the JCC shall use Commercially Reasonable Efforts to decide all matters assigned to the JCC under this Agreement or otherwise referred to it by mutual written agreement of the Parties; provided, however, that if the members of the JCC are unable to make a decision by unanimous vote or unanimous written consent within ten (10) days after commencing discussions regarding such decision, then, any JCC member may submit it to the Executive Officers of the Parties for resolution. Each Party shall designate an “Executive Officer” of its company as the designee in the event of any dispute that has not been resolved by the JCC in accordance with this Section. The Executive Officer must be at least at the level of an officer of the respective Party. The Executive Officers of the Parties shall discuss in good faith the issue to be resolved and make a decision based on an assessment of the objectives for the Commercialization of the Product.
3.2    Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and approved invitees to attend meetings of, and otherwise participate on, the JCC.
SECTION 4. DEVELOPMENT
4.1    Right of First Refusal. In the event GEL and/or its Affiliates Develops and obtains one or more Regulatory Approvals for: (a) any improvement, extension or reformulation of the Product: (b) any new product that links the Product in any pharmaceutical drug database, including, without limitation, First DataBank, Medi-Span and Gold Standard; (c) any product that otherwise competes with the Product (in either case, a “New Product”) then GEL and/or its Affiliates, as applicable, shall offer CPI a right of first refusal for the exclusive right (even as to GEL and/or its Affiliates) to Commercialize such New Product in the Territory. The Parties shall use Commercially

Reasonable Efforts in good faith for a period of no less than Sixty (60) days following CPI’s receipt of notice from GEL that a New Product is available to reach a definitive agreement or an amendment to this Agreement with respect to the Commercialization rights for such New Product before GEL is permitted to seek an alternate partner for the Commercialization of such New Product. The foregoing notwithstanding, in the event GEL notifies CPI of its intent to develop a New Product, CPI shall have the right to elect, within 3 Business Days, to request information regarding the New Product from GEL. Within 10 Business Days of its receipt of the requested information regarding the New Product, CPI may elect, in its sole discretion, to share in the development costs for such New Product, at a rate equivalent to CPI’s share of Net Sales provided in Section 7.4, in exchange for GEL adding the new product to this agreement at the same royalty terms indicated under section 7.4.
4.2    Development Responsibilities of GEL. To the extent applicable to the Product or any New Product, GEL shall have overall responsibility for the performance of all Development activities, including formulation development, analytical method development and validation, Component and Product specifications, commercial scale-up and process validation, Manufacturing of registration and validation batches, pre-approval inspection and approval of GEL’s contract Manufacturing facilities, monitoring that the Manufacturers of the Components maintain cGMP processes and procedures in conjunction with Manufacturing, packaging, storage and stability of the Product, and other manufacturing-related activities required for Regulatory Approval. GEL shall have overall responsibility for the performance of the selected Development activities of clinical trial design and conduct, bioanalytical assay method validation, bioanalytical sample shipping, pharmacokinetic and bioequivalent evaluation, data management and clinical study report writing.
4.3    Clinical Costs.    GEL shall be responsible and pay for one hundred percent (100%) of the costs of clinical studies necessary for the FDA’s approval of the NDA for the New Product.

4.4	Changes.
4.4.1    In the event that CPI is required to change the labeling, packaging or Specifications for the Product pursuant to Applicable Law, or in response to an order or request of a Regulatory Authority, CPI shall advise GEL in writing of any such change, as well as any scheduling adjustments which may result from such change. CPI shall be responsible for the costs of implementing any such change; provided, however, that if such change results from the fault or negligence of a Party or the breach by a Party of its obligations under this Agreement, then such Party shall be solely responsible for all such costs or, if such change relates to GEL’s contract Manufacturing facilities generally or to equipment which is not specifically dedicated to the Product, then GEL shall be solely responsible for all such costs. Upon request, each of the Parties shall provide to the other Party reasonable advance notice of and documentation of such Party’s costs related to such change and permit the other Party to review and audit such costs under the same audit guidelines as set forth in Sections 7.9 and 7.10.
4.4.2    Subject to Section 2.3.2, CPI shall have the right, upon prior written notice to GEL, to change the labeling or packaging for the Product. Such changes shall be at CPI’s sole cost and expense (including paying GEL for the cost of any and all inventory, work-in-process, Raw Materials and packaging materials of GEL which becomes obsolete or unusable as a result of such request) and the Parties shall agree in good faith on a reasonable timeframe for implementation of such changes. GEL shall not be required to make any such change if: (a) it results in the need for any un-reimbursable capital investment by GEL; (b) it results in any un-reimbursable cost increases (including manpower allocations or resources) to GEL; or (c) it is not consistent with the Specifications the Regulatory Approvals or any Applicable Laws.
4.4.3    Both Parties shall have the right to request that a change be made to the Specifications for the Product at its expense and upon prior written notice and approval to the other Party and, if approved, the Parties shall agree on a reasonable timeframe for implementation of such changes. No change shall be made to the Specifications without the mutual agreement of the Parties and neither Party shall be required to make or accept any such change if: (a) it results in the need for any un-reimbursable capital investment by such Party; (b) it results in any un-reimbursable cost increases (including manpower allocations or resources) to such Party; or (c) it requires any changes to the Regulatory Approvals or could have a material adverse effect on the Commercialization of the Product.

SECTION 5. COMMERCIALIZATION
5.1    CPI Responsibility and Control. Except as otherwise expressly set forth herein, and subject to the oversight of the JCC as provided in Section 3.2, CPI shall have responsibility for all Commercialization activities for the Product in the Territory, including developing strategies and tactics related to the advertising, promotion, pricing, marketing and selling the Product. CPI shall have final decision-making authority and primary responsibility for all Commercialization strategies, plans and activities regarding the Product in the Territory. CPI shall include GEL in such efforts in an advisory and consultative capacity. CPI shall comply, shall cause its sublicensees to comply, and shall require all of its Third Party agents and contractors, if any, to comply, with all Applicable Laws in Commercializing the Product in accordance with this Agreement.
5.2    Specific Commercialization Rights and Obligations of CPI. CPI shall use Commercially Reasonable Efforts to Commercialize the Product in a manner consistent with the then-current Commercialization plan. Subject to any conditions or limitations set forth herein, it shall be CPI’s sole right and responsibility to: (a) determine the commercially reasonable launch dates for the Product; (b) develop advertising and promotional materials related to the Product; (c) book sales for the Product; (d) handle all returns of the Product; (e) handle all aspects of order processing, invoicing and collection of receivables for the Product; (f) maintain managed care and similar types of reimbursements; (g) collect data regarding sales to hospitals and other end users of the Product; (h) monitor inventory levels of the Product; (i) provide first line customer support and pharmacovigilance; (j) warehouse the Product; and (k) determine the prices for the Product and any discounts and rebates that may be offered thereto, including decisions relating to customer allowances and credits. CPI shall determine the Commercialization plan(s) and Commercialization activities, and the execution thereof shall be within CPI’s decision-making authority and control.
5.3    Marketing Expenses.    CPI shall be responsible and pay for one hundred percent (100%) of the Marketing Expenses for the Product in the Territory, including the costs and expenses incurred in connection with CPI’s responsibilities under this Section 5.

5.4    Sales Forecast. CPI shall use Commercially Reasonable Efforts to effectuate sales of the Product commensurate with an estimated forecast “Sales Forecast”; it being understood that the Sales Forecast is merely a good faith, reasonable, non-binding, twelve (12) month sales and prescription forecast for the Product and not a binding obligation.
5.5    Sales Representatives,
5.5.1    CPI shall have sole responsibility for employing or retaining a sufficient number of sales representatives who are qualified to Detail the Product, in accordance with customary standards in the pharmaceuticals industry. Following the Effective Date, CPI shall promote, market or Detail to [***].
5.5.2    CPI shall have sole responsibility for all salary and other compensation and benefits with respect to its sales representatives and shall ensure the filing of all appropriate business registrations, and compliance with the requirements of tax withholding and reporting occasioned by the engagement of such sales representatives.
SECTION 6. MANUFACTURING & SUPPLY
6.1    Supply Obligations. Subject to the terms and conditions hereof, during the Term, GEL shall exclusively Supply CPI and CPI’s Affiliates and their permitted sublicensees with, and CPI shall exclusively purchase from GEL, all of CPI’s and its Affiliates’ or their permitted sublicensees’ requirements for the Product in the Territory during the Term, pursuant to purchase orders delivered by CPI or its Affiliate or CPI’s permitted sublicensees to GEL in accordance with Section 6.5. GEL shall Supply the Product in Units, each with a shelf life and expiration date of at least twenty (20) months from the date of shipment, in accordance with the terms and conditions of this Agreement, Applicable Law, the Specifications and cGMP.
6.2    Supply Price. With respect to Product supplied to CPI under this Agreement: (a) GEL shall supply quantities of each Unit of the Product to CPI at the lesser of [***] or [***]. GEL shall have the right to increase the Purchase Price for the Product once annually by the rate of price change indicated in the Producer Price Index applicable to pharmaceutical preparations published by the U.S. Bureau of Labor Statistics, Department of Labor (or any applicable successor index to be agreed to by the Parties in good faith in the event of the discontinuation of same) over the prior twelve (12) month period. If the cost increase for the prior twelve (12) month period in GEL’s actual documented cost of manufacturing and Supplying Product is greater than the price change indicated by the Producer Price Index applicable to pharmaceutical preparations, then the Parties will meet to discuss if additional price increases are appropriate.
6.3    Raw Materials. GEL, at its sole cost and expense, shall have responsibility for the procurement, manufacture, quality control, processing, testing, storage, treatment and handling of all packaging, Components and other raw materials, chemicals, work-in-process and other materials used for Supply (collectively, “Raw Materials”). GEL shall be solely responsible for causing its contract Manufacturers to dispose of all Components and Raw Materials and wastes arising from its performance hereunder and for performance of its obligations hereunder in accordance with Applicable Law in effect at the time and place of Manufacture of the Product.

6.4    Quality Control. All quality control processes and procedures relating to the Product shall be the sole cost and responsibility of GEL. GEL shall conduct quality control testing of Product prior to shipment in accordance with the Product’s NDA and Applicable Law. GEL shall prepare and retain records pertaining to such testing as required by Applicable Law, GEL’s standard operating procedures and the Quality Agreement.
6.5    Forecasts, Order and Delivery of Products. In order to assist GEL in planning production, CPI shall deliver to GEL a Supply forecast on a monthly basis by the 15th business day of the current month. The supply forecast will include the quantities of Product by strength (including samples) required by CPI (and/or its Affiliates or their permitted sublicensees, subcontractors and distributors) by month for the next twelve (12) months. The first four (4) months of such forecast shall constitute a binding order for the quantities of Products specified therein (“Firm Commitment”) and the following eight (8) months of the forecast shall be non-binding, good faith estimates, provided however that in each forecast, the new fourth and fifth months of such forecast shall be no greater than one hundred and twenty five percent (125%) and no less than seventy-five percent (75%) of the amount that was forecast in the previously submitted forecast for such months provided there has been no Material Adverse Event that affects the demand of the Product.
6.5.1    CPI shall furnish to GEL binding purchase orders on an as needed basis. Each such purchase order shall conform to the Firm Commitment indicated in the forecast provided in Section 6.5.1 and shall specify the requested date of delivery of the Product to CPI or to CPI’s Affiliates or any Third Party designated by CPI. CPI shall furnish purchase orders a minimum of one hundred twenty (120) days prior to the requested delivery date. Each purchase order shall be for amounts of Products in whole Batch Size increments. The Parties agree that no provision of any purchase order, invoice or of any confirmation or acknowledgement or any other documentation or forms submitted by either Party to the other Party shall be controlling to the extent it sets forth any terms or conditions that are additional to, or in conflict or inconsistent with, the terms or conditions of this Agreement.
6.5.2    GEL shall ensure its ability to Supply Product covered under binding purchase orders furnished by CPI in accordance with the terms of this Agreement. GEL and CPI will consider a purchase order filled as long as no less than 90% of the quantities are delivered against the purchase order; such failure to so fill at least 90% of the quantity of a purchase order referred to herein as a “Supply Failure”. CPI agrees to accept delivery of up to 110% of the requested purchase order.
GEL shall deliver Product set forth in each purchase order Ex Works (Incoterms 2010 edition, published by the International Chamber of Commerce) at the applicable Manufacturing facility to CPI’s designated carrier as specified by CPI in the applicable purchase order or otherwise notified in writing to GEL by CPI. CPI reserves the right to designate the carrier for shipment from the GEL facility provided that GEL has approved such carrier for the facility, such approval not to be unreasonably withheld, conditioned or delayed. Costs incurred by CPI in relation to acquiring Product inventory from GEL shall be part of CPI’s distribution costs and included in the cost of goods sold.

6.6    Intentionally Omitted.
6.7    Invoice. Each binding purchase order shall be accompanied by a payment equal to sixty-six percent (66%) of the estimated value of the Product ordered therein (“Prepayment”). The Prepayment shall, initially be determined using a purchase price based on annual purchase volumes as follows:

Annual Commercial Unit Volume	Commercial Unit Price	Annual Sample Unit Volume	Sample Unit Price
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

In addition, the Commercial Unit Prices shall be increased by (i) [***] for individual orders in an amount equal to two or three times the Batch Size or (ii) [***] for individual orders equal to one times the Batch Size. For all orders equal in amount to four or more times the Batch Size, the above pricing shall apply.
The Prepayment prices for a particular Net Sales Fiscal Year shall be based on the Sales Forecast prepared by CPI pursuant to Section 5.4. GEL shall invoice CPI at the Purchase Price for all quantities of Product delivered in accordance herewith. Each invoice shall be delivered concurrently with each shipment of Product and be accompanied by a Certificate of Analysis, Certificate of Compliance and any other documentation required by the applicable Regulatory Authorities or by Applicable Law to Commercialize the Product in the Territory. The amount payable with respect to an invoice issued hereunder shall (i) reflect the actual number of units of Product shipped to CPI and GEL’s direct costs and (ii) be reduced by a credit issued by GEL in the amount of the Prepayment. Payments shall be made in accordance with Section 7.6, and shall be due within thirty (30) days after delivery of the invoice with respect thereto, subject to the procedure for rejected shipments set forth in Section 6.8. Within forty-five (45) days of the end of each Net Sales Fiscal Year, CPI will prepare a reconciliation of actual unit volume for that period versus the Sales Forecast for that period. Any overpayment or underpayment of Purchase Price shall be remitted within thirty (30) days of receipt of the reconciliation by GEL from one Party to the other, as appropriate.
6.8    Product Not in Compliance with Purchase Order. Within thirty (30) day after receipt of the Product, CPI or its agent shall perform an examination of the Certificates of Analysis and other documentation, if any, provided with each shipment of Product, and shall determine whether such Product meets the requirements of the applicable purchase order. In the event that CPI determines, within such thirty (30) day period, that any Product Supplied by GEL does not conform to the applicable purchase order, CPI shall give GEL written notice thereof and the reasons(s) therefor within thirty (30) days after receipt thereof. If CPI does not submit written notice of rejection within such thirty (30) day period, such Product shall be deemed accepted by CPI, except to the extent of the presence of Latent Defects. In the event of such rejection or the subsequent discovery of a Latent Defect, GEL shall, at CPI’s option, either: (a) correct such shipment to conform to the applicable purchase order; or (b) grant CPI a credit on that portion of the shipment that is nonconforming.
6.9    Inspection by CPI. At any time during the Term of this Agreement and upon not less than ten (10) Business Days’ prior written notice, GEL shall, subject to any limitations in GEL’s agreements with its contract Manufacturers, permit CPI to inspect any facility (including any subcontractors’ facilities) where the Supply of the Product is carried out in order to assess GEL’s (or its designees’) compliance with cGMP and other Applicable Law, and to discuss any related issues with GEL’s management personnel for prompt resolution.
6.10    Inspections by Regulatory Authorities. GEL shall, subject to any limitations in GEL’s agreements with its contract Manufacturers, allow representatives of any Regulatory Authority to inspect the relevant parts of the facility where the Supply of Product is carried out and to inspect the lot, batch and other Manufacturing records to verify compliance with cGMP and other Applicable Law and practices and shall promptly notify CPI of the scheduling of any such inspection relating to Supply. GEL shall promptly send to CPI a copy of any reports, citations, or warning letters received by GEL in connection with an inspection by a Regulatory Authority to the extent such documents relate to or affect Supply.
6.11 Samples. CPI shall order samples in the Territory under purchase orders separate from the Product for sale and/or as otherwise approved by the JCC. CPI agrees that it shall use and distribute samples each Calendar Quarter in compliance with all Applicable Laws, including the requirements of the Prescription Drug Marketing Act of 1987, as amended (the “PDM Act”).Without limiting the generality of the foregoing, CPI shall ensure that CPI and its Affiliates and their permitted sublicensees, and subcontractors comply with all requirements of the PDM Act. CPI shall notify GEL promptly upon learning that any samples have been lost or have not been received as scheduled. Each of the Parties shall maintain records as required by the PDM Act and all other Applicable Laws. Each Party shall be responsible for the filing of any necessary reports to the FDA in connection with the PDM Act, and each Party shall provide to the other Party in a timely fashion all necessary information in connection with such reporting under the PDM Act. Upon reasonable advance written notice to CPI, GEL shall be entitled, at GEL’s expense, to conduct an inspection and audit of the sample distribution practices by CPI, its Affiliates and/or their permitted sublicensees, and subcontractors and their respective sales representatives, in the Territory. Upon reasonable advance written notice to GEL, CPI shall be entitled, at CPI’s expense, and subject to GEL’s contractual arrangements with its sample packager, to conduct an inspection and audit of any of GEL’s contract facilities where samples are stored. GEL shall cause such samples to be stored in compliance with the Specifications and use its commercially reasonable efforts to arrange for access to CPI for the purpose of conducting such inspection and audit. Each such inspection and audit shall be made in accordance with the applicable provisions of the PDM Act and with the provisions of this Agreement.
6.12    Safety Stock. CPI shall use commercially reasonable efforts during the Term to maintain an inventory of Product in an amount equal to three (3) months of its current requirement of the Product.

6.13    Quality Agreement. Within ninety (90) days from the Effective Date, the Parties will enter into an agreement that details the quality assurance obligations of each Party (the “Quality Agreement”). Notwithstanding the foregoing, neither the Quality Agreement, nor the absence of a Quality Agreement, shall affect the rights and obligations of the Parties under this Agreement. The Parties shall amend the Quality Agreement from time to time as the Parties deem necessary. All Product supplied to CPI be supplied in accordance with the Quality Agreement. The Quality Agreement, as may be amended from time to time, is hereby incorporated by reference into and made part of this Agreement.
SECTION 7. PAYMENTS AND REPORTS
7.1    Intentionally omitted.
7.2    Intentionally omitted.
7.3    Sales Milestone Payments. As consideration to GEL for the rights granted to CPI under this Agreement, CPI shall pay to GEL a one-time payment in consideration of CPI’s achievement of each of the following Net Sales milestone events during the Term (each, a “Net Sales Milestone”):

Milestone Event	Milestone Payment (U.S. Dollars)
The First Time Annual Net Sales reach [***]	[***]
The First Time Annual Net Sales reach [***]	[***]
The First Time Annual Net Sales reach [***]	[***]
The First Time Annual Net Sales reach [***]	[***]

Annual Net Sales shall be measured for twelve month periods commencing on the Launch Date and ending on each anniversary of the Launch Date (“Net Sales Fiscal Year”). For each Net Sales Milestone achieved, CPI shall notify GEL in writing and promptly remit payment to GEL against the applicable Net Sales Milestone within forty-five (45) days after the achievement of same. CPI shall only be required to remit payment for one Net Sales Milestone in any calendar year. Accordingly, in the event more than one Net Sales Milestone is achieved in any Net Sales Fiscal Year, CPI shall remit payments in respect of such Net Sales Milestones as follows: Payment in respect of the first Net Sales Milestone achieved shall be remitted within forty-five (45) after the achievement of same; then, in the event a second Net Sales Milestone is achieved in such Net Sales Fiscal Year, then payment shall become due upon the later of (i) ninety (90) days following the achievement of such Net Sales Milestone or (ii) the fifth business day of the following calendar year; then, in the event a third Net Sales Milestone is achieved in such Net Sales Fiscal Year, payment in respect of such Net Sales Milestone shall become due upon the fifth business day of the calendar year after the payment described in (ii) becomes due. The maximum amount payable to GEL under this section is [***] over the Term of the Agreement.
7.4    Royalties.
As additional consideration for the license and other rights granted to CPI under this Agreement, during the Term and in addition to any payments set forth in this Section 7, CPI shall pay to GEL a royalty payment at a rate (“Branded Royalty Rate”) based upon the actual U.S. dollar value, as follows:

Branded Royalty Rate
[***]% of Gross Profit on the first [***] in Net Sales
[***]% of Gross Profit on Net Sales from [***] to [***]
[***]% of Gross Profit on all Net Sales over [***]

7.4.1    Notwithstanding the foregoing, in the event that during the Term a generic pharmaceutical medicinal or nutritional product (“Competitive Generic Product”) launches or otherwise commences commercialization in the Territory, CPI shall have the right, but not the obligation, to Commercialize a GEL-supplied authorized generic version of the Product in the Territory upon commercially reasonable business terms to be defined by the Parties in a definitive agreement, and the Parties hereby agree to use Commercially Reasonable Efforts to promptly and diligently enter into such definitive agreement.
7.4.2    [***]. Royalties paid pursuant to this Section 7.4 shall be subject to [***]. Royalties shall be paid in accordance with Section 7.5. At the end of each Net Sales Fiscal Year, the Quarterly Royalty Report (as defined below) shall include a reconciliation of actual royalties paid during the Net Sales Fiscal Year to [***]. To the extent that actual royalties paid are [***].
7.4.3     Intentionally Omitted.
7.5    Royalty Reports and Payments. During the Term, CPI shall make quarterly royalty payment reports (“Quarterly Royalty Reports”) to GEL on or before the thirtieth (30th) day following the end of the preceding Calendar Quarter. Each Quarterly Royalty Report shall cover the most recently completed Calendar Quarter and shall show: (a) the Gross Profit and Net Sales of the Product during the most recently completed Calendar Quarter including reasonable detail with respect to the calculation of Net Sales such as units sold, discounts, credits and other components in the calculation of Net Sales; (b) the royalties, in U.S. dollars, payable with respect to such Net Sales; and (c) prescription data for the Product (i.e., Symphony Health data). Each royalty payment shall be due and payable to GEL no later than forty-five (45) days after the expiration of the applicable Calendar Quarter.
7.6.    Manner of Payment. All sums due under this Agreement shall be payable in U.S. dollars by bank wire in immediately available funds to such bank account(s) as GEL shall designate.

7.7.    Taxes and Withholding. Except with respect to the calculation of Net Sales, all payments under this Agreement will be made without any deduction or withholding for or on account of any tax, duties, levies, or other charges unless such deduction or withholding is required by Applicable Law. If CPI is so required to deduct or withhold, CPI will: (a) notify GEL of such requirement in writing; (b) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required; and (c) forward to GEL an official receipt (or certified copy) or other documentation reasonably acceptable to GEL evidencing such payment to such authorities.
7.8.    Accounting. All financial terms and standards defined or used in this Agreement for sales or activities occurring in the Territory shall be governed by and determined in accordance with GAAP, including the calculation of Net Sales and royalties due to GEL hereunder; provided that when the actual results become known relative to any accrued amount, any difference between the actual results and the accrual is reported and accounted for in the next payment due hereunder (subject to customary processing periods). To the extent that the difference between such accruals and the actual results has led to an underpayment, CPI shall pay GEL the amount of such underpayment on the next date payment is due to GEL hereunder. To the extent that the difference between such accruals and the actual results has led to an overpayment to GEL, CPI may set-off such overpayments against subsequent payments to be made to GEL; additionally, if any overpayments remain upon the expiration or termination of this Agreement, GEL shall refund such overpayments to CPI within thirty (30) days of receiving an invoice for such overpayment together with applicable supporting documentation.
7.9.    Record Keeping; Audits. CPI and its Affiliates shall keep books and accounts of record in connection with Net Sales of the Product in sufficient detail to permit accurate determination of all figures necessary for verification of royalties to be paid hereunder. CPI and its Affiliates shall maintain such records for a period of at least three (3) years after the end of the Calendar Quarter in which they were generated; provided, however, that if any records are in dispute and CPI has received written notice from GEL of the records which are in dispute, CPI and its Affiliates shall keep such records until the later of one (1) year or until such dispute is resolved. [***].
7.10.    Underpayments and Overpayments. If an audit conducted by GEL pursuant to Section 7.9 reveals that additional royalties were due to GEL under this Agreement (an “Underpayment”) or that GEL was paid royalties in excess of those royalties due to GEL under this Agreement (an “Overpayment”), CPI shall, in the case of an Underpayment, pay to GEL the additional royalties within ten (10) days of the date CPI receives written notice of such underpayment, together with interest thereon from the date such royalty payments were due in the first instance at the rate equal to one percent (1%) per month or at the highest rate permitted by New Jersey law, whichever is less. In the case of an Overpayment, CPI shall deduct such amount from the next royalty payment due GEL under this Agreement, interest will only be due if the underpayment agreed to by the Parties is at least 5%.

SECTION 8. REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1.    Representations, Warranties and Covenants of Each Party. Each Party hereby represents, warrants and covenants to the other Party as follows:
8.1.1    Such Party: (a) is duly formed and in good standing under the laws of the jurisdiction of its formation; (b) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; and (c) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.
8.1.2    All necessary consents, approvals and authorizations of all Regulatory Authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.
8.1.3    The execution and delivery of this Agreement, the performance of such Party’s obligations hereunder, and any actions or omissions of such Party related to the activities contemplated hereunder and the circumstances surrounding this Agreement: (a) do not and will not conflict with or violate any Applicable Law or any provision of the articles of incorporation, bylaws or other governing charter documents of such Party; and (b) do not and will not conflict with, violate, or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.
8.1.4    Each Party agrees not to engage in any action that is in violation of or inconsistent with the terms and conditions of this Agreement or that interferes with the consummation of the transactions contemplated under this Agreement.
8.1.5    Neither Party nor any of its Affiliates is a Party to or otherwise bound by any oral or written contract or agreement that will result in any Third Party obtaining any interest in, or that would give to any Third Party any right to assert any claim in or with respect to, any of the Parties’ rights under this Agreement.
8.2.    Additional GEL Representations, Warranties and Covenants. GEL represents, warrants and covenants to CPI as follows:
8.2.1    GEL has not received and is not aware of any written notice of any Third Party Claim alleging infringement or misappropriation of any Intellectual Property of any Third Party based on GEL IP or the Product.
8.2.2    GEL and its Affiliates have the right to grant the licenses granted to CPI herein, and GEL owns all right, title and interest in and to, or has a license, sublicense or otherwise permission to use and license, all of the GEL IP.

8.2.3    During the Term, GEL shall comply with and maintain in force all licenses, agreements, consents, permits and authorization that may be required with respect to the Supply of Product and its performance of its obligations hereunder.
8.2.4    During the Term, GEL shall comply with and maintain in force all licenses, agreements, consents, permits and authorization which may be required with respect to its facility and its performance of its obligations hereunder, including without limitation, licenses and permits issued or required by all Regulatory Authorities and those required, if applicable, in relation to the generation, storage, treatment, transport, possession, handling and disposal of any waste and GEL shall Supply Product in compliance with all such licenses, consents, permits and authorization.
8.2.5    GEL shall not during the Term in the Territory: (a) Supply (either directly or indirectly) or arrange for the supply of Product to any Affiliate of GEL or any Third Party or for GEL’s own account; or (b) manufacture Product for the account of any Third Party besides CPI or its Affiliates or their permitted Third Party designees.
8.2.6    The Product shall: (a) be Supplied in accordance with the Specifications and cGMP; (b) be in conformity with the applicable Specifications, applicable Regulatory Approval, Applicable Law and the Certificate of Analysis; and (c) be in dosage form labeled, packaged and tested for commercial sale in the Territory and title to such Product shall pass to CPI as provided herein free and clear of any security interest, lien or other encumbrance.
8.3.    Additional CPI Representations, Warranties and Covenants. CPI further represents, warrants and covenants to GEL that:
8.3.1    It has utilized its own scientific, marketing and distribution expertise and experience to analyze and evaluate both the scientific and commercial value of the Product and has solely relied on such analysis and evaluations in deciding to enter into this Agreement.
8.3.2    Neither CPI nor any of its Affiliates is a Party to or otherwise bound by any oral or written contract or agreement that will result in any Person obtaining any interest in, or that would give to any Person any right to assert any claim in or with respect to, any of CPI’s or GEL’s rights under this Agreement.
8.3.3    During the Term, CPI shall comply with and maintain in force all licenses, consents, permits and authorizations necessary to perform its obligations under this Agreement.
8.4.    Disclaimer. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH HEREIN, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A WARRANTY OR REPRESENTATION BY GEL REGARDING THE EFFECTIVENESS, VALUE, SAFETY, NON-TOXICITY OF THE PRODUCT OR OF ANY INFORMATION OR RESULTS PROVIDED BY GEL PURSUANT TO THIS AGREEMENT. EXCEPT AS SET FORTH HEREIN, GEL HEREBY DISCLAIMS: (I) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR (II) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

SECTION 9. CONFIDENTIAL INFORMATION
9.1.    General. Pursuant to the terms of this Agreement, each of GEL and CPI (in such capacity, the “Disclosing Party”) has disclosed and will be disclosing to the other Party, and to the officers, directors, employees, agents and/or representatives of each (in such capacity, the “Receiving Party”) certain secret, confidential or proprietary data, Intellectual Property and related information, including, without limitation, operating methods and procedures, marketing, manufacturing, distribution and sales methods and systems, sales figures, pricing policies and price lists and other business information (“Confidential Information”). Without limiting the foregoing, it is acknowledged that the GEL IP shall constitute the Confidential Information of GEL (subject to Section 9.2) for purposes of this Agreement. The Receiving Party shall make no use of any Confidential Information of the Disclosing Party except in the exercise of its rights and the performance of its obligations set forth in this Agreement. The Receiving Party: (a) shall keep and hold as confidential, and shall cause its officers, directors, employees, agents and representatives to keep and hold as confidential, all Confidential Information of the Disclosing Party; and (b) shall not disclose, and shall cause its officers, directors, employees, agents and representatives not to disclose, any Confidential Information of the Disclosing Party. Confidential Information disclosed by the Disclosing Party shall remain the sole and absolute property of the Disclosing Party, subject to the rights granted in this Agreement or pursuant to Applicable Law.
9.2.    Exceptions. The above restrictions set forth in Section 9.1 on the use and disclosure of Confidential Information shall not apply to any information which: (a) is already known to the Receiving Party at the time of disclosure by the Disclosing Party, as demonstrated by competent proof (other than as a result of prior disclosure under any agreement between the Parties with respect to confidentiality); (b) is or becomes generally known or available to the public other than through any act or omission of the Receiving Party in breach of this Agreement; (c) is acquired by the Receiving Party from a Third Party who is not directly or indirectly under an obligation of confidentiality to the Disclosing Party with respect to same, or (d) is developed independently by the Receiving Party without the use, direct or indirect, of the Disclosing Party’s Confidential Information. In addition, nothing in this Section 9 shall be interpreted to limit the ability of either Party to disclose its own Confidential Information to any other Person on such terms and subject to such conditions as it deems advisable or appropriate.
9.3.    Permitted Disclosures . It shall not be a breach of Section 9.1 if a Receiving Party discloses Confidential Information of a Disclosing Party: (a) pursuant to Applicable Law, including securities laws applicable to a public company, to any Regulatory Authority or the listing standards or agreements of any national or international securities exchange or The NASDAQ Stock Market or other governmental authority; or (b) in a judicial, administrative, arbitration or other legal proceeding to enforce such Party’s rights under this Agreement; provided, however, that the Receiving Party (i) provides the Disclosing Party with as much advance written notice as possible of the required disclosure, (ii) reasonably cooperates with the Disclosing Party in any attempt to prevent, limit or seek confidential treatment for the disclosure and (iii) discloses only the minimum amount of Confidential Information necessary for compliance.

9.4.    Confidential Terms. Each Party acknowledges and agrees that the terms and conditions of this Agreement shall be considered Confidential Information of each Party and shall be treated accordingly. Notwithstanding the foregoing, each Party acknowledges and agrees that the other may be required to disclose some or all of the information included in this Agreement in order to comply with its obligations under securities laws or the listing standards or agreements of any national or international securities exchange or The NASDAQ Stock Market, and hereby consents to such disclosure to the extent deemed advisable or appropriate by its respective counsel (but only after consulting with the other to the extent practicable). The Parties may also disclose the existence of this Agreement and terms thereof to their directors, investors, officers, employees, attorneys, accountants, agents and other advisers on a need to know basis and may, upon obtaining a written confidentiality agreement, further disclose the existence and terms of this Agreement to Third Parties to whom it may be relevant in connection with financings, acquisitions and similar transactions.
9.5.    Equitable Remedies. Each Party specifically recognizes that any breach by it of this Section 9 may cause irreparable injury to the other Party and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each Party agrees that in the event of any such breach, the other Party shall be entitled to seek injunctive relief and such other legal and equitable remedies as may be available.
SECTION 10. INDEMNIFICATION; LIMITATION OF LIABILITY
10.1.    Indemnification by CPI. CPI shall defend, indemnify and hold harmless GEL and its Affiliates and each of their respective officers, directors, shareholders, employees, successors and assigns from and against all Third Party Claims, and all associated Losses, to the extent arising out of: (a) the gross negligence or willful misconduct of CPI or any of its Affiliates or any permitted sublicensees or subcontractors in performing any of CPI’s obligations under this Agreement; or (b) a material breach by CPI or any of its Affiliates or any permitted sublicensees or subcontractors of any of CPI’s representations, warranties, covenants or agreements under this Agreement; provided, however, that in all cases referred to in this Section 10.1, CPI shall not be liable to indemnify GEL for any Losses of GEL to the extent that such Losses of GEL were caused by (i) the gross negligence or willful misconduct or intentional wrongdoing of GEL or any of its Affiliates, or (ii) any breach by GEL or any of its Affiliates of GEL’s representations, warranties, covenants or agreements under this Agreement.
10.2.    Indemnification by GEL. GEL shall defend, indemnify and hold harmless CPI and its Affiliates and each of their respective officers, directors, shareholders, employees, successors and assigns from and against all Third Party Claims, and all associated Losses, to the extent arising out of: (a) the gross negligence or willful misconduct of Gel or any of its Affiliates in performing any of its obligations under this Agreement; (b) a material breach by GEL or any of its Affiliates of any of its representations, warranties, covenants or agreements under this Agreement; or (c) a claim by a Third Party that the Product in the Territory during the Term infringes on the Intellectual Property or other proprietary rights of such Third Party; provided, however, that in all cases referred to in this Section 10.2, GEL shall not be liable to indemnify CPI for any Losses of CPI to the extent that such Losses of CPI were caused by (i) the gross negligence or willful misconduct or intentional wrongdoing of CPI or any of its Affiliates or any permitted sublicensees or subcontractors or (ii) any breach by CPI or any of its Affiliates or any permitted sublicensees of CPI’s representations, warranties, covenants or agreements under this Agreement.
10.3.    Procedure for Indemnification.
10.3.1    Notice. In the case of a Third Party Claim or demand, other than Patent Claims which are subject to the procedures set forth in Section 13.3, (“Third Party Claim”) made by any Person who is not a Party of this Agreement (or an Affiliate thereof) as to which a Party (the “Indemnitor”) may be obligated to provide indemnification pursuant to this Agreement, such Party seeking indemnification hereunder (“Indemnitee”) will notify the Indemnitor in writing of the Third Party Claim (and specifying in reasonable detail the factual basis for the Third Party Claim and including, to the extent known, the amount of the Third Party Claim) reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually materially prejudiced as a result of such failure.
10.3.2    Defense of Claim. If a Third Party Claim is made against an Indemnitee, the Indemnitor will be entitled, within thirty (30) days after receipt of written notice from the Indemnitee of the commencement or assertion of any such Third Party Claim, to assume the defense thereof by providing written notice to Indemnitee of its intention to assume the defense of such Third Party Claims within such thirty (30) day period (at the expense of the Indemnitor) with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee for so long as the Indemnitor is conducting a good faith and diligent defense. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if under applicable standards of professional conduct a conflict of interest exists between the Indemnitor and the Indemnitee in respect of such claim, such Indemnitee shall have the right to employ separate counsel to represent such Indemnitee with respect to the matters as to which a conflict of interest exists and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnitor; provided, further, that the Indemnitor shall only be responsible for the reasonable fees and expenses of one separate counsel for such Indemnitee. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitor will promptly supply to the Indemnitee copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee informed of developments relating to or in connection with such Third Party Claim, as may be reasonably requested by the Indemnitee (including, without limitation, providing to the Indemnitee on reasonable request updates and summaries as to the status thereof). If the Indemnitor chooses to defend a Third Party Claim, all Indemnitees shall reasonably cooperate with the Indemnitor in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnitor). If the Indemnitor does not elect to assume control by written acknowledgement of the defense of any Third Party Claim within the thirty (30) day period set forth above, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, after three (3) Business Days’ written notice to the Indemnitor of its intent to do so, to undertake the defense of the Third Party Claim for the account of the Indemnitor (with counsel selected by the Indemnitee), and to compromise or settle such Third Party Claim, exercising reasonable business judgment.
10.3.3    Settlement of Claims. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnitor may recommend that by its terms obligates the Indemnitor to pay the full amount of Losses (whether through settlement or otherwise) in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee completely from all Losses in connection with such Third Party Claim; provided, however, that, without the Indemnitee’s prior written consent, the Indemnitor shall not consent to any settlement, compromise or discharge (including, without limitation, the consent to entry of any judgment), that provides for injunctive or other nonmonetary relief affecting the Indemnitee.
10.4.    Assumption of Defense. Notwithstanding anything to the contrary contained herein, an Indemnitee shall be entitled to assume the defense of any Third Party Claim with respect to the Indemnitee upon written notice to the Indemnitor pursuant to this Section 10.4, in which case, the Indemnitor shall be relieved of liability under Section 10.1 or 10.2, as applicable, solely for such Third Party Claim and related Losses.
10.5.    Insurance. During the Term and for a period of five (5) years after the termination or expiration of this Agreement, each Party shall obtain and/or maintain, respectively, at its sole cost and expense, product liability insurance in amounts, respectively, which are reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size and activities at the respective place of business of each Party but in no event less than three million dollars ($3,000,000). All insurance policies reflecting such insurance shall be written on a “per occurrence” or “claims made” basis with an insurance company rated at least A-3 by Best’s rating guide. If requested, each Party shall provide the other with a certificate of insurance and shall keep such policy current. Each Party shall use Commercially Reasonable Efforts to provide the other Party with at least thirty (30) calendar days prior written notice to the other Party of the cancellation or any substantial modification of the terms of coverage. Such product liability insurance shall insure against all liability, including without limitation personal injury, physical injury, or property damage arising out of the manufacture, sale, distribution, or marketing of the Product. Each Party also agrees to waive, and will require its insurers to waive, all rights of subrogation against the other Party, and its directors, officers, employees, and agents on all the foregoing coverages. Each Party shall provide written proof of the existence of such insurance to the other Party upon written request.
10.6.    Limitation of Liability. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR TO THE EXTENT CAUSED BY GROSS NEGLIGENCE OR INTENTIONAL ACTS OR OMISSIONS, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION,

LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT. THE FOREGOING SENTENCE SHALL NOT APPLY IN CASES OF FRAUD IN THE PERFORMANCE OF A PARTY’S OBLIGATIONS UNDER THIS AGREEMENT AND SHALL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER THIS SECTION 10.
SECTION 11. TERM AND TERMINATION
11.1.    Term. This Agreement shall commence as of the Effective Date and, unless earlier terminated or renewed in accordance with the terms hereof, shall expire on the tenth (10th) anniversary of the Effective Date (together with any renewal term, the “Term”). Thereafter this Agreement may be renewed for two (2) additional, consecutive five (5) year terms (each a “Renewal Term”) by CPI by delivery of written notice to GEL not less than three (3) months prior to expiration of the initial Term or any Renewal Term, as applicable. At any time after the third anniversary of the Effective Date, CPI shall have the option to purchase the Product (and all Intellectual Property therein and thereto Controlled by GEL) for an amount equal to [***]. Upon the closing of the purchase transaction, CPI shall then have no further obligations to GEL under this Agreement or with respect to the Product, except as set forth in the definitive agreement effectuating such purchase transaction.
11.2.    Termination. In addition to any other provision of this Agreement expressly providing for termination of this Agreement:
11.2.1    this Agreement may be terminated by either Party: (a) immediately upon written notice if the other Party shall file in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization (except for the purposes of a bona fide amalgamation or other reorganization) or for an arrangement or for the appointment of a receiver or trustee of the other Party or of its assets, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors; or (b) if the other Party commits any material misrepresentation or breach of any of its covenants, obligations, representations or warranties under this Agreement to which such action to terminate applies and, in the case of a breach which is capable of remedy, such Party fails to remedy the same within ninety (90) days after receipt of a written notice describing the breach and requiring it to be so remedied;
11.2.2    this Agreement may be terminated by either Party upon ten (10) days’ prior written notice to the other Party in the event that any Governmental Authority takes any action or raises any objection that prevents CPI from Commercializing the Product in the Territory or that has the effect of making the Development, Manufacture or Supply of the Product unlawful for a period of not less than sixty (60) days;

11.2.3    this Agreement may be terminated by GEL upon thirty (30) days’ prior written notice to CPI in the event that CPI fails to promptly pay milestone, royalty, or other payments as and when due pursuant to Section 7 or pursuant to any other agreement between the Parties and/or their respective Affiliates; provided CPI fails to cure such failure within thirty (30) days after written notice thereof;
11.2.4    Intentionally omitted.
11.2.5    This Agreement may be terminated by CPI upon thirty (30) days’ prior written notice to GEL in the event of a Supply Failure; provided GEL fails to cure such failure within thirty (30) days after written notice thereof. However such cure period shall not apply if GEL fails to use commercially reasonable efforts to cure such default upon its receipt of notice. Provided further, that in the event such Supply Failure was caused by the willful misconduct or negligence of GEL, CPI may elect, in lieu of terminating this Agreement, to assume direct responsibility for sourcing the Components and the Product; and
11.2.6    this Agreement may be terminated by CPI upon thirty (30) days’ prior written notice to GEL in the event that GEL fails to maintain the Regulatory Approvals for the Product, fails or neglects to comply with all Regulatory Requirements and/or otherwise fails or neglects to keep the Product NDA in force; provided GEL fails to cure such failure within thirty (30) days after written notice thereof. However such cure period shall not apply if GEL fails to use commercially reasonable efforts to cure such default upon its receipt of notice. Provided further, that in the event such failure to maintain the Regulatory Approvals was caused by the willful misconduct or negligence of GEL, CPI may elect, in lieu of terminating this Agreement, to be appointed GEL’s regulatory agent with respect to the Product.
11.3.    No Waiver. The right of CPI or GEL to terminate this Agreement, as herein above provided, shall not be affected in any way by CPI’s or GEL’s respective waiver or failure to take action with respect to any prior default or breach.
11.4.    Effects of Termination.
11.4.1    Effect of Termination Generally. On the expiration or earlier termination of this Agreement for any reason, except as otherwise expressly provided herein, all rights and obligations of each Party hereunder shall cease.
11.4.2    Disposition and Transfer of Inventory upon Termination; Royalties Due Thereon Not Affected By Termination. On the expiration or earlier termination of this Agreement by GEL due to CPI’s material breach of this Agreement: (a) all unpaid royalties for Product sold as of the effective date of termination shall remain due and payable as scheduled; (b) at CPI’s option, GEL shall complete all work-in-process and CPI shall purchase at the Purchase Price under this Agreement, all remaining inventory of the Product and, at cost, all Raw Materials relating thereto in GEL’s possession or control, and GEL shall use all Commercially Reasonable Efforts to mitigate the cost thereof to CPI and to consult with CPI in connection with such attempts to mitigate; (c) CPI shall have the limited right to sell out such remaining inventory of Product; and (d) CPI shall pay to GEL a royalty, in the same amount and calculated in accordance with the terms set forth in

Section 7.2 and subject to all of the provisions of Sections 7.3 through and including 7.10, on each sale of remaining inventory of Product by CPI and/or its Affiliates and/or their respective permitted sublicensees when and as such Product is sold.
11.4.3    Accrued Rights. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any right that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration including damages arising from any breach under this Agreement. Termination, relinquishment or expiration of this Agreement shall not relieve either Party from any obligation which is expressly or by implication intended to survive such termination, relinquishment or expiration of this Agreement and shall not affect or prejudice any provision of this Agreement which is expressly or by implication provided to come into effect on, or continue in effect after, such termination, relinquishment or expiration. Remedies for breaches under this Agreement shall also survive any termination, relinquishment or expiration of this Agreement.
11.4.4    Survival. The following Sections of this Agreement, as well as any other provisions in this Agreement which specifically state they will survive termination or expiration of this Agreement, shall survive termination of this Agreement for any reason: Section 1, Section 2.1 through Section 2.4 inclusive (provided that the license granted in Section 2.1 shall be non-exclusive and all such sections shall survive for the sole purpose of selling out remaining inventory of Product as set forth in Section 11.4.2(b), Section 2.5, Section 6.5, Section 6.8, Section 7.1 through and including Section 7.3 with respect to unpaid milestone payments, Section 7.4 with respect to unpaid royalty payments and royalty payments due under Section 11.4.2 above, Sections 7.5 through and including Section 7.10 with respect to royalty payments due after such termination or expiration, Section 8.4, Section 9, Section 10, Section 11.3, this Section 11.4, Section 12.5, and Section 14.
11.4.5    Return of Confidential Information. Within thirty (30) days of any expiration or termination of this Agreement: (a) CPI shall cease to use and shall deliver to GEL, upon written request, all Confidential Information of GEL, except for any documents or records that CPI is required to retain by Applicable Law; and (b) GEL shall cease to use and shall deliver to CPI, upon written request, all Confidential Information of CPI except for any documents or records that GEL is required to retain by Applicable Law.
SECTION 12. REGULATORY MATTERS
12.1    Appointment of CPI as Regulatory Agent. GEL reserves the right to appoint CPI as GEL’s exclusive agent in the Territory with respect to dealings with the FDA relating to the Product and the Product ANDA upon terms and conditions to be reasonably agreed upon by GEL and CPI (the “Agency”).
12.1.1    Within five (5) days of GEL’s notification of CPI that it intends to establish the Agency, GEL will transmit a letter to the FDA, the form of which is attached hereto as Exhibit “H”, notifying the FDA that CPI has been appointed GEL’s exclusive regulatory agent in the Territory with respect to dealing with the FDA relating to the Product and the Product NDA.

12.1.2    GEL may, at its sole discretion, terminate the Agency upon 15 days written notice.
12.2    Maintenance of the Regulatory Approvals. Subject to the terms of the Agency, GEL shall bear responsibility for, at its sole cost and expense, the regulatory strategies relating to the Product in the Territory, including, without limitation: (a) matters relating to the maintenance of the Regulatory Approvals for the Product, including compliance with all Regulatory Requirements and otherwise keeping the Product NDA in force, and (b) all communications with the Regulatory Authorities associated with the Product NDA including all Adverse Drug Experience reporting and periodic safety update reporting (“PSUR”). CPI shall be responsible for timely providing GEL all necessary documentation needed for all regulatory filings relating to the Commercialization of the Product in the Territory, including all pharmacovigilance data needed for PSUR. CPI will prepare all PSURs for submission by GEL to the Regulatory Authorities.
12.3    Communications with Governmental Authorities and PDUFA Fees.
12.3.1    Communications Regarding Regulatory Approvals. Subject to the provisions of this Section 12, GEL shall be solely responsible for interfacing, corresponding and meeting with all Regulatory Authorities in the Territory with respect to the Development of Product and the Regulatory Approval of the NDA. CPI, to the extent not prohibited by the Regulatory Authority, shall be allowed to attend all meetings between representatives of GEL and/or its agents and Regulatory Authorities relating to the Development and approval of the Product and maintenance of the NDA therefor. GEL shall provide CPI as soon as reasonably possible (but in any event at least five (5) Business Days before any such meeting) with copies of all documents, correspondence and other materials in its possession which are relevant to the matters to be addressed at any such meeting. GEL shall also provide CPI with prompt access to all exchanges of correspondence with a Governmental Authority with respect to the Product.
12.3.2    Communications Regarding Pharmacovigilance. Subject to the provisions of this Section 12, and the Pharmacovigilance Agreement attached hereto as Exhibit “I” and by this reference made a part hereof, CPI shall be solely responsible for reporting any and all Adverse Drug Experiences to applicable Regulatory Authorities. CPI shall be responsible for all pharmacovigilance activities in the Territory, including receiving, monitoring, responding promptly to, tracking, or as may otherwise be required by Applicable Law and Regulatory Authority, all Product-related inquiries, Product quality complaints, and Adverse Drug Experience reports received by CPI its Affiliates or subdistributors or by GEL and its affiliates (and which GEL shall have promptly forwarded to CPI) from individuals and/or health care professionals from within the Territory. Immediately upon receipt of any contact with or communication from any Regulatory Authority relating to the Product or becoming aware of any Adverse Drug Experience in the Territory, each of the Parties shall forward a copy or description of the same to the other Party and shall use Commercially Reasonable Efforts to respond to all reasonable inquiries from the other Party relating thereto. Both Parties shall use Commercially Reasonable Efforts to cooperate to provide all reasonable assistance and take all actions that are necessary to comply with any Applicable Law.
12.3.3    Approval of Labeling and Promotional Materials. Subject to the provisions of this Agreement, CPI shall submit to the applicable Regulatory Authorities and obtain any necessary Regulatory Authority approvals of any promotional materials, label, labeling, package inserts or outserts, monographs and packaging within sixty days of the Effective Date.
12.3.4    PDUFA Product Fees. CPI shall be responsible for paying PDUFA Product fees beginning in FY 2016 when due and, within thirty (30) days of receiving an invoice and a copy of the corresponding FDA invoice(s) from GEL, CPI shall, if applicable, reimburse GEL for any such PDUFA Product fees paid by GEL to the FDA for the period ending with the commencement of FY 2016. For purposes of clarity, GEL will be responsible for any PDUFA Product fees incurred or due for years prior to FY 2016. GEL shall be responsible for paying all PDUFA fees related to the Development, Manufacturing, testing and release of the Product.
12.4    Regulatory Information.
12.4.1    Assistance. Subject to the terms of this Section 12, in the Territory, each Party agrees to use Commercially Reasonable Efforts to provide the other with all reasonable assistance and take all actions reasonably requested by the other Party that are necessary or desirable to enable the other Party to comply with any Applicable Law.
12.4.2    Notice. Each Party or its respective representative shall provide the other Party with notice, in a sufficiently timely basis to enable the other Party to comply in all material respects with Applicable Law, of notification or other information which it receives (directly or indirectly) from, any Regulatory Authority (and providing, as soon as reasonably possible, copies of any associated written requests) that: (a) raises any material concerns regarding the safety or efficacy of the Product; (b) indicates or suggests a Third Party Claim arising in connection with the Product; or (c) is reasonably likely to lead to a recall, market withdrawal or field correction of, field alert report or comparable report with respect to the Product. Information that shall be disclosed pursuant to this Section 12.4.2 shall include, but not be limited to:
(i)    inspections by a Regulatory Authority of Manufacturing, distribution or other related facilities concerning the Product;
(ii)    inquiries by a Regulatory Authority concerning clinical investigation activities (including, without limitation, inquiries regarding investigators, clinical monitoring organizations and other related Parties) with respect to the Product;
(iii)    any communication from a Regulatory Authority involving the manufacture, sale, promotion or distribution of the Product, or any other Regulatory Authority reviews or inquiries relating to any event set forth in this Section 12.3.2(c);
(iv)    any receipt of a FDA Warning Letter relating to the Product;
(v)    any initiation of any Regulatory Authority investigation, detention, seizure or injunction concerning the Product; and

(vi)    any other regulatory action (e.g., proposed labeling or other registrational dossier changes and recalls) that would affect the Product.
12.5    Recalls or Other Corrective Action.
12.5.1    Notice of Action. As soon as reasonably possible, CPI shall notify GEL of any actions to be taken by CPI or its Affiliates or permitted sublicensees, subcontractors or agents with respect to any recall or market withdrawal or field correction of, field alert report or comparable report or any matter which is suspected or likely to be the subject of a complaint which may require a recall, market correction or similar action relating to the Product in the Territory (a “Recall”) prior to (but in any event at least ten (10) Business Days prior to) any such action so as to permit GEL a reasonable opportunity to consult with CPI with respect thereto. CPI agrees to consider GEL’s consultation in good faith; provided, however, nothing in this Section 12.4 is intended to limit CPI’s ability to recall, withdraw or take any other corrective action relating to the Product. At CPI’s reasonably written request and cost (except as set forth in this Section 12.4), GEL shall provide reasonable assistance to CPI in conducting such Recall. The cost of any Recall, including, the costs of notifying customers and the costs associated with the shipment of the Product from customers and all reasonable credits extended to customers as a result thereof, and the costs of replacing the Product (“Recall Expenses”), occasioned or required as part of a general Recall of the products of a Party, shall be borne by that Party. Any Recall Expenses caused by GEL or the failure of GEL to Supply the Product conforming to the Specifications or applicable Regulatory Approvals or other breach of this Agreement by GEL, shall be borne by GEL, except to the extent such Recall Expenses are caused in whole or in part by CPI of any of its Affiliates or licensees, or subcontractors. Any Recall Expenses caused by CPI shall be borne by CPI except to the extent caused in whole or in part by GEL or any of its Affiliates. In the event that either Party disputes that it is the cause of a Recall, the Parties agree to use their Commercially Reasonable Efforts to resolve such dispute within ten (10) days after receipt of a notice of objection regarding such recall (the “Recall Objection Notice”). If CPI and GEL fail within ten (10) days after delivery of the Recall Objection Notice to agree as to the Party that is the cause of such Recall, the issue, and as applicable, any representative samples of the Product, shall be submitted to a mutually acceptable independent laboratory or consultant (if not a laboratory analysis issue) for analysis or review. The results of such evaluation shall be binding upon the Parties. The Party that is determined to have been incorrect in its determination of the Party that is the cause of such Recall shall pay the Recall Expenses including the cost of any such evaluation. If the fees of the independent laboratory or consultant are due in advance, CPI and GEL shall each pay fifty percent (50%) of such fees; provided that promptly after the independent laboratory or consultant completes its evaluation, the Party that was incorrect in its determination shall reimburse the other Party for its fifty percent (50%) share of such fees. If the results of such evaluation are inconclusive, CPI and GEL shall each pay fifty percent (50%) of the direct, out-of-pocket Recall Expenses relating to such Recall including the cost of any such evaluation and destruction of any recalled Product.
12.5.2    Recall Information Received. Each Party shall, as soon as reasonably practicable, notify the other Party of any recall, market withdrawal or field correction of, field alert report or comparable report or complaint with respect to the Product and supply all information received by it relating thereto in sufficient detail to allow the Parties to comply with Applicable Law.
12.6    Events Affecting Integrity or Reputation. During the Term, the Parties shall notify each other immediately of any circumstances of which they are aware and which could materially impair the integrity and reputation of the Product or if a Party is threatened by the unlawful activity of any Third Party in relation to the Product, which circumstances shall include, by way of illustration, deliberate tampering with or contamination of the Product by any Third Party as a means of extorting payment from the Parties or another Third Party. In any such circumstances, the Parties shall use Commercially Reasonable Efforts to limit any damage to the Parties and/or to the Product. The Parties shall promptly call a JCC meeting to discuss and resolve such circumstances.
SECTION 13. INTELLECTUAL PROPERTY
13.1.    Patent Prosecution and Maintenance.
13.1.1    GEL IP. GEL shall be responsible, in its discretion, for the preparation, filing, prosecution and maintenance of any patents under the GEL IP (the “GEL Patents”). The cost of such preparation, filing, prosecution and maintenance of the GEL Patents shall be borne by GEL. GEL shall consider in good faith the requests and suggestions of CPI with respect to strategies for prosecution and maintenance of GEL Patents in the Territory and revisions to correspondence with the U.S. Patent Office.
13.1.2    Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of any GEL Patents under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any GEL Patent claiming the composition or use of a Product being commercialized pursuant to this Agreement.
13.2.    Infringement by Third Parties. The Parties shall promptly notify the other in writing of any alleged or threatened infringement or misappropriation of any GEL Patent of which they become aware. Either Party shall have the right (though CPI shall have the first right) but not the obligation, to bring, at its own expense, an action against such infringing or misappropriating Third Party. In the event a Party brings or desires to bring an action in accordance with this Section 13.2, the other Party shall use its Commercially Reasonable Efforts to cooperate fully with the other Party. Except as expressly set forth in this Agreement, any recovery related to the Product which is realized by either Party as a result of such litigation, after reimbursement of any litigation expenses of GEL and CPI (including attorneys’ fees), shall be shared equally by the Parties.
13.3.    Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties or their Affiliates or subcontractor or sublicense in connection with the Development, Supply or Commercialization of the Product infringes the issued patent rights (or would infringe the claims, if issued, of a pending patent application) of any Third Party in the Territory (“Patent Claims”). In the event of litigation in accordance with this Section 13.3, the Party not controlling such litigation shall use its Commercially Reasonable Efforts to cooperate fully with the other Party. Neither Party shall enter into any settlement of any litigation, without the prior written consent of the other, such consent not to be unreasonably withheld, delayed or conditioned.
SECTION 14. MISCELLANEOUS
14.1    Independent Contractor. Neither GEL nor CPI, together in each case with their respective employees or representatives, are under any circumstances to be considered as employees, Partners, joint venturers, agents or representatives of the other by virtue of this Agreement, and neither shall have the authority or power to bind the other or contract in the other’s name.
14.2.    Registration and Filing of this Agreement. To the extent, if any, that either Party concludes in good faith that it or the other Party is required to file or register this Agreement or a notification thereof with any Regulatory Authority including, without limitation, the U.S. Securities and Exchange Commission or the U.S. Federal Trade Commission, in accordance with Applicable Law, such Party shall inform the other Party thereof. Should both Parties jointly agree in writing that either of them is required to submit or obtain any such filing, registration or notification, they shall cooperate, each at its own expense, in such filing, registration or notification and shall execute all documents reasonably required in connection therewith. In such filing, registration or notification, the Parties shall request confidential treatment of sensitive provisions of this Agreement, to the extent permitted by Applicable Law. The Parties shall promptly inform each other as to the activities or inquiries of any such Regulatory Authority relating to this Agreement, and shall reasonably cooperate to respond to any request for further information therefrom on a timely basis.
14.3.    Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by automatic transmission report) or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:
If to CPI:        Cumberland Pharmaceuticals Inc.
2525 West End Avenue, Suite 950
Nashville, TN 37203
Attention: Chief Executive Officer
Telephone: (615) 255-0068
Facsimile: (615) 627-0629

If to GEL:        GastroEntero-Logic, LLC,

Attention: Lewis Tepper
Facsimile: 302-778-9449
Telephone: 302-351-4077

Either Party may by notice given in accordance with this Section 14.3 to the other Party designate another address or person for receipt of notices hereunder.

14.4.    Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns (other than pursuant to the foregoing Section 14.4(b)). Neither GEL nor CPI may assign any of its rights or delegate any of its liabilities or obligations hereunder, without the prior written consent of the other Party except that, without the prior consent of the other Party: (a) either Party may assign this Agreement, and GEL may transfer or assign the GEL IP, to any purchaser of all or a substantial part of its assets or business; and (b) either Party may assign this Agreement and/or its rights and obligations under this Agreement, in whole or in part, to any of its Affiliates and may assign any of its rights to payments of royalties or any other amounts due under this Agreement to any of its Affiliates or any Third Party provided that such Party remains obligated to the other Party, and the Third Party being assigned such rights, for the performance by such Party of its obligations under this Agreement. The assignment of a Party’s rights under this Agreement in accordance with Section 14.4(b) shall not in any way create a contractual or business relationship and no privity of contract or otherwise shall exist between the non-assigning Party and the Third Party being assigned such rights and such Third Party shall not have any third-party beneficiary rights in this Agreement. Effective from the assignment of this entire Agreement in accordance with Section 14.4(a), the assigning Party shall be released from its obligations under this Agreement and all references in this Agreement to such Party shall be deemed to mean its assignee. The assignment or transfer of the GEL IP in accordance with Section 14.4(a) shall be subject to the licenses granted to CPI in this Agreement. Any purported assignment or transfer in violation of this Section will be void ab initio and of no force or effect.
14.5.    No Implied Waivers; Rights Cumulative. No failure on the part of GEL or CPI to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, including the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or Partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.
14.6.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.
14.7.    Force Majeure. Neither Party shall be liable for delay in delivery or nonperformance (except for any obligation for the payment of money), in whole or in part, nor shall the other Party have the right to terminate this Agreement except as otherwise specifically provided in this Section 14.7, to the extent that such delay in delivery or nonperformance is caused by any event reasonably beyond the control of such Party and without the fault or negligence of the such Party, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any Regulatory Authority (a

“Force Majeure”); provided, however, that the Party affected by such a condition shall, within ten (10) days of its occurrence, give written notice to the other Party stating the nature of the condition, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the nonperforming Party shall use its Commercially Reasonable Efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for a period of one hundred eighty (180) consecutive calendar days after the date of the occurrence, and such failure to perform would constitute a material breach of this Agreement in the absence of such force majeure event, the nonaffected Party may terminate this Agreement immediately by written notice to the other Party.
14.8.    Amendment. This Agreement may not be amended except by an instrument signed by each of the Parties hereto.
14.9.    Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.
14.10.    Publication. The Parties acknowledge that each of CPI and GEL intends to issue press releases and other public statement disclosing the existence of or relating to this Agreement, and each agrees to provide the other Party a copy of such release and statement and to obtain the express written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that neither Party shall be prevented from complying with any duty of disclosure it may have pursuant to Applicable Law, including securities laws applicable to a public company.
14.11.    Expenses. Except as expressly set forth herein, each Party shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including attorneys’, accountants’ and other professional fees and expenses.
14.12.    Governing Law; Submission to Jurisdiction; Waiver. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regarding to its conflict of laws principles. In the event any action shall be brought to enforce or interpret the terms of this Agreement, the Parties agree that such action will be brought in the State or Federal courts located in New York, New York. Each of GEL and CPI hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of GEL and CPI hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement: (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by Applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
14.13.    Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between the Parties.
14.14.    Third Party Beneficiaries. None of the provisions of this Agreement, express or implied, is intended to be or shall be for the benefit of or enforceable by any Person (including, without limitation, any creditor of either Party hereto) other than CPI and GEL and their respective successors and permitted assigns. No such Person shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.
14.16.    Rights in Bankruptcy. The Parties acknowledge that all rights and licenses granted under or pursuant to any Section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar foreign laws (collectively, the “Bankruptcy Code”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Code or such foreign laws. If a case is commenced during the Term by or against GEL or its Affiliates under a Bankruptcy Code then, unless and until this Agreement is rejected as provided in such Bankruptcy Code, GEL (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a Bankruptcy Code case is commenced during the Term by or against GEL, this Agreement is rejected as provided in the Bankruptcy Code and CPI elects to retain its rights hereunder as provided in the Bankruptcy Code, then GEL, subject to the Bankruptcy Code case (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee), shall provide to CPI copies of all information necessary for CPI to prosecute, maintain and enjoy its license under the GEL IP under the terms of this Agreement held by GEL and such successors and assigns promptly upon CPI’s written request therefor. All rights, powers and remedies of CPI, as a licensee hereunder, provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Code) in the event of the commencement of a Bankruptcy Code case by or against GEL.
14.17.    Counterparts; Signatures. This Agreement may be executed in multiple counterparts, all of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document. Signatures provided by facsimile or e-mail transmission shall be deemed to be original signatures.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the Effective Date.

CUMBERLAND PHARMACEUTICALS INC.
Signature: /s/ A.J. Kazimi
Print: A.J. Kazimi

Title: Chief Executive Officer

GASTRO-ENTERO LOGIC, LLC,

Signature: /s/ Lewis Tepper
Print: Lewis Tepper

Title: Member

[Signature Page to License and Supply Agreement]

Exhibit “A”

GEL Trademark(s)

Serial/ Registration No.	Trademark	Type of Trademark: Intent-to-Use/ In-use Mark
Serial No. 85466921 Reg. No. 4203719	OMECLAMOX®	In-use Mark
Serial No. 86170802 Reg. No. 4588520	OMECLAMOX-PAK®	In-use Mark

Exhibit “B”

CPI Trademark(s)

Serial/ Registration No.	Trademark	Type of Trademark: Intent-to-Use/ In-use Mark
2965809	Cumberland Pharmaceuticals®	In-Use Mark
3274306	Cumberland Pharmaceuticals®	In-Use Mark
2965810		In-Use Mark

Exhibit C

Reserved

Exhibit D

Reserved

Exhibit E

Reserved

Exhibit F

Reserved

Exhibit G

Reserved

Exhibit “H”
Agency Letter to FDA
Via Facsimile
240-276-9327

Food and Drug Administration
Center for Drug Evaluation and Research
Metro Park North 4
7519 Standish Place
Rockville, MD 20855
[Insert Date]

RE:                NDA 50-824, Omeprazole delayed-release capsules, 20 mg,
Clarithromycin tablets, 500 mg and Amoxicillin capsules, 500 mg
NDA Holder:            GastroEntero-Logic, LLC

SUBJECT:            APPOINTMENT OF REGULATORY AGENT

Dear [Director at time]:

This letter will serve to advise your office that effective immediately, we have appointed the following named company as our agent for all regulatory matters. Any and all correspondence or discussions with FDA relative to the above referenced application should be made with:

Cumberland Pharmaceuticals Inc.
2525 West End Avenue, Suite 950
Nashville, TN 37203
Attention: ____________________
Title: Senior Director, Scientific and Regulatory Affairs
Telephone: ___________________
Facsimile: ____________________

Cumberland Pharmaceuticals Inc. is authorized and delegated by our company to submit and receive all correspondence, and to represent us in any discussion or meeting, on scientific or administrative matters pertaining to the referenced application.

Please alert your document room of this change and make sure all appropriate fax numbers and contact names and addresses within your systems are updated accordingly to reflect this change.

Sincerely,

Name
Title

Enc.     Form FDA 356h

cc:     Desk copies to Regulatory Support Branch:

Exhibit “I”
Pharmacovigilance Agreement
between
GastroEntero-Logic, LLC and Cumberland Pharmaceuticals Inc.

I.    Purpose

This agreement between GastroEntero-Logic, LLC (“GEL”) and Cumberland Pharmaceuticals Inc. (“Cumberland”) is established to facilitate accurate, timely exchange of adverse events and company compliance with regulatory reporting requirements. This agreement implements Section 12.3.2 of the License and Supply Agreement (the “Supply Agreement”) between GEL and CUMBERLAND dated November 16, 2015.

II.    Scope

This document describes safety data exchange procedures between GEL and CUMBERLAND for the Omeclamox-Pak®, which is being marketed in the United States under approved New Drug Application number 50-824 (the “Product”). This includes spontaneous and literature safety data. Each company will follow this agreement.

III.    Definitions

A.	Adverse Event
An adverse event (“AE”) shall have the meaning attributed to “Adverse drug experience” as set forth in Title 21 Section 314.80 in the Code of Federal Regulations (the “Code”).

B.	Serious AE
A serious adverse event (SAE) shall have the meaning attributed to “Serious adverse drug experience” as set forth in the Code.

For clinical studies, any AEs meeting the regulatory criteria for "serious" that occur after the signing of the study-specific informed consent and prior to the initial dose of study product are to be collected and communicated as SAEs. Any SAEs occurring after the end of the monitoring period should be collected if voluntarily reported by the investigator to the sponsor.

C.	Nonserious AE
Any AE not meeting the criteria for serious as defined in Section III.B is considered nonserious.

D.	Unexpected Report
Unexpected Report shall have the meaning attributed to “Unexpected adverse drug experience” as set forth in the Code.

E.	Expedited Report (15-day Alerts)
An expedited report is required for an SAE that meets a regulatory definition of serious as defined above and which requires prompt reporting to the FDA pursuant to the Code. Each company’s regulatory clock start for an expedited report begins on the date of receipt from the originating company.

F.	Initial Awareness Date (IAD)
The initial awareness date of a report that contains the minimum information to have a valid report, as described in Section III G, is the first date any employee of either company or its affiliate or agent becomes aware of the event. Awareness date for follow-up information will be the date of first receipt of that information.

G.	Valid Report
Valid Reports are reports of AEs that contain the following minimum basic information about the applicable AE: an identifiable patient, a product, a reporting source, and an AE. No reports will be exchanged nor will any of the AE timelines for AE data exchange begin until the minimum information necessary to constitute a Valid Report has been collected.

H.	Periodic Adverse Event Reports
CUMBERLAND shall prepare summary reports containing AEs that meet the regulatory criteria for reporting and are reported according to a non-expedited schedule, based upon the (i) ICH guideline E2B, (ii) Guideline for Postmarketing Reporting of Adverse Drug Experiences (published by the FDA on March 1992), and (iii) Guidance for Industry Postmarketing Adverse Experience Reporting for Human Drug and Licensed Biological Products:Clarification of What to Report finalized (published by the FDA on August 1997).

Periodic reports shall contain previously reported expedited reports as well as non-expedited reports.

IV.     General

A.	All communication between GEL and CUMBERLAND will be in English. Translations will be the responsibility of the originating company, if necessary.

B.	All exchange of AEs and related source information will be via electronic means. Any documents for which original copies are necessary will be exchanged via overnight mail.

C.	If any company retains a consultant for review of clinical trial or postmarketing safety data, any resulting report will be provided to the other company.

D.	GEL will be responsible for maintaining a worldwide safety database, if necessary.

V.    Regulatory Reporting

GEL will have sole responsibility for communicating expedited reports and for submitting expedited and periodic reports to the regulatory agencies.

VI.    Clinical Trial Adverse Events.

Should either Party decide to initiate any clinical trial, this agreement will be amended to establish a process to exchange clinical safety data.

VII.     Post marketed Adverse Events

1.	Adverse Events Collected by GEL

a.	Transmission to CUMBERLAND
In the event a GEL company representative collects information regarding an AE, GEL will provide the source information to CUMBERLAND within one (1) business day. The information should include initially, at a minimum, patient identifier, patient demographics, a brief description of the actual event, including date of onset, and outcome, and be as complete as possible. CUMBERLAND shall then comply with its obligations described below in Section VII.2.

b.	Follow-up Information
CUMBERLAND shall have responsibility for and control over obtaining all follow-up information.

2.	Adverse Events Collected by CUMBERLAND

a.	Transmission to GEL
AE’s collected by CUMBERLAND and the related MedWatch form FDA3500A prepared by CUMBERLAND or any MedWatch form FDA3500A based on information provided by GEL will be forwarded to GEL within (i) 24 hours or the next working day of receipt by e-mail, in the case of a SAE and (ii) five (5) business days, by e-mail, in the case of a nonserious AE.

b.	Serious Adverse Events
i.    SAE Content
SAE reports should include initially, at a minimum, patient initials, patient demographics, a brief description of the actual event, including date of onset, and outcome, and be as complete as possible.

ii.    SAE Exchange Time Lines
CUMBERLAND will prepare SAEs MedWatch form FDA3500A, and GEL will prepare the 15-day alert cover letter and the report will be submitted by GEL. GEL will provide CUMBERLAND with a copy to the 15-day alert filed with the regulatory authority.

3.	Literature reports
CUMBERLAND will have the primary responsibility for reviewing domestic medical literature for potential AEs related to any of the components of the Product. Should the search result in an AE, CUMBERLAND will prepare the MedWatch form FDA3500A, and, in the case of an SAE, GEL will prepare the 15-day alert cover letter ready for submission by GEL within five (5) business days of CUMBERLAND’s Initial Awareness Date of the literature based SAE.

4.	Periodic Adverse Event Reports
Any information needed by GEL for the approval and submission of periodic reports (including but not limited to regulatory actions/status, clinical studies, etc) will be requested by GEL and provided by CUMBERLAND in a timely manner that enables compliance with report submission. GEL will provide CUMBERLAND a copy of the required periodic report within one week following submission to the FDA.

VIII. Regulatory Inquiries/ Ad Hoc Issues

A.	Serious Safety Issue
GEL will be sole contact for safety issues arising with the FDA.

IX.    Company Contact Information

For company contact information, refer to Appendix 1, which shall be amended by written notice from time to time by the relevant party as necessary to update such information. Each company is responsible for notifying the other company regarding changes in contact information within 3 business days of the change.

X.    Terms of the Agreement

This agreement is effective upon signatures by authorized representatives of both companies. It is in effect until both companies agree to terminate this agreement or until the Supply Agreement is terminated. In the event this agreement conflicts with the Supply Agreement, the terms of the Supply Agreement shall prevail.

This exchange of safety data outlined in this agreement may be reviewed at the request of either company and amended at any time by mutual consent. If there is disagreement regarding interpretation of any aspect of this agreement, the procedures in this document will be adhered to by both companies during any discussions. Renegotiation will be considered complete when both companies have mutually agreed to a written agreement or addendum.

Any amendment to the agreement, except changes to Appendix 1, requires signatures from GEL and CUMBERLAND.

The preceding is agreed to in full by the undersigned.

___________________________ Lewis Tepper Date: GastroEntero-Logic, LLC

___________________________ Amy Rock Date: Senior Director, Regulatory & Scientific Affairs Cumberland Pharmaceuticals Inc.

Appendix 1
Contact Information

GEL	CUMBERLAND

Individual Case-Related Inquiries/AE Communication
Name: Lewis Tepper Title: Member Phone: 201-947-5453 Fax: 201-947-7964 E-mail: ltepper@gelllc.com	Name: Alex Peng, PharmD Title: Medical Information Specialist Phone: 615-255-0068 Fax: 615-627-0630 E-mail: apeng@cumberlandpharma.com
General Safety Data Exchange Agreement Questions
Name: Lewis Tepper Title: Member Phone: 201-947-5453 Fax: 201-947-7964 E-mail: ltepper@gelllc.com	Name: Amy D. Rock, PhD Title: Sr. Director of Regulatory & Scientific Affairs Phone: 615-255-0068 Fax: 615-627-0630 E-mail: arock@cumberlandpharma.com
General Safety-Related Issues
Name: Lewis Tepper Title: Member Phone: 201-947-5453 Fax: 201-947-7964 E-mail: ltepper@gelllc.com	Name: Amy D. Rock Title: Sr. Director of Regulatory & Scientific Affairs Phone: 615-255-0068 Fax: E-mail: arock@cumberlandpharma.com